Exhibit 4.1

VERISIGN, INC.
(as Obligor)

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
(as successor in interest to U.S. Bank National Association)
(as Trustee)

Second Supplemental Indenture

Dated as of March 11, 2025

5.250% Senior Notes due 2032

THIS SECOND SUPPLEMENTAL INDENTURE, between VeriSign, Inc., a Delaware corporation (the “Obligor”), having its principal office at 12061 Bluemont Way, Reston, Virginia 20190, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (the “Trustee”), is made and entered into as of this 11th day of March, 2025.

RECITALS OF THE OBLIGOR

WHEREAS, the Obligor and the Trustee executed and delivered an Indenture dated as of June 8, 2021 (the “Base Indenture”), to provide for the issuance by the Obligor from time to time of debt securities;

WHEREAS, capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Base Indenture;

WHEREAS, pursuant to a board resolution, the Obligor has authorized the issuance of $500,000,000 of its 5.250% Senior Notes due 2032 (the “Senior Notes”); and

WHEREAS, the Obligor desires to establish the terms of the Senior Notes in accordance with Section 2.01 of the Base Indenture;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1
Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Attributable Debt” has the meaning specified in Section 2.13.

“Change of Control” means the occurrence of any of the following: (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Obligor (or its successor by merger, consolidation or purchase of all or substantially all of its assets), other than a transaction in which (i) the Obligor becomes a wholly owned Subsidiary of a holding company and (ii) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Obligor immediately prior to that transaction; (2) the adoption of a plan relating to the liquidation or dissolution of the Obligor; or (3) the merger or consolidation of the Obligor with or into another person or the merger of another person with or into the Obligor, or the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, in one or a series of related transactions) of all or substantially all the assets of the Obligor (determined on a consolidated basis) to another person, other than a transaction, in the case of a merger or consolidation transaction, following which holders of securities that represented 100% of the voting stock of the Obligor immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event. For the avoidance of doubt, no change of control repurchase event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.

“Consolidated Total Assets” means, as of the time of determination, the consolidated total assets of the Obligor and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet prepared by the Obligor in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Obligor) prior to the time as of which “Consolidated Total Assets” is being determined; provided that “Consolidated Total Assets” shall be adjusted to give effect to each acquisition and disposition of assets other than in the ordinary course of business (including by way of merger) that has occurred since the date of the balance sheet referred to above and on or prior to the time of determination.

“Cooperative Agreement” means that certain Cooperative Agreement No. NCR-92-18742 between the Obligor (as successor to Network Solutions, Incorporated) and the United States Department of Commerce (as successor to the National Science Foundation), entered into as of January 1, 1993 (as amended from time to time).

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, effect a guarantee or otherwise become liable for.

“Intellectual Property” means the Registry Agreements, the Cooperative Agreement, all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Obligor or any Restricted Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Obligor.

“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.

“Par Call Date” of the Senior Notes is April 1, 2032 (two months prior to the Maturity Date of the Senior Notes).

“Principal Facility” means any primary secure data center or resolution site, office space or other facility owned as of the Issue Date of the Senior Notes or acquired by the Obligor or any Subsidiary of the Obligor after such date and located in the United States and its territories, other than any facility the net book value (computed in accordance with GAAP) of which, as of the time of such determination, does not exceed 1.0% of Consolidated Total Assets of the Obligor.

“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of any Principal Facility.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s and S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of the Obligor, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Obligor (as certified by a resolution of the Board of Directors of the Obligor) as a replacement for such rating agency.

“Ratings Event” means the rating on the Senior Notes is lowered by each of the ratings agencies and the Senior Notes are not rated investment grade by each of the rating agencies on any date during the period commencing on the first public announcement by the Obligor of any change of control (or pending change of control) and ending 30 days following consummation of such change of control (which period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings downgrade); provided that a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a Ratings Event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Obligor in writing at its or the Obligor’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the Ratings Event).

“Redemption Price” has the meaning specified in Section 2.6(j).

“Registry Agreements” means those certain Registry Agreements between the Obligor and the Internet Corporation for Assigned Names and Numbers, entered into as of November 29, 2012 and July 1, 2017, respectively, as amended.

“Remaining Scheduled Payments” means, with respect to any Senior Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date to the Par Call Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Senior Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

“Restricted Subsidiary” means (i) any Subsidiary of the Obligor that would be a “significant subsidiary” of the Obligor within the meaning set forth in Rule 1-02(w)(ii) or (iii) of Regulation S-X under the Exchange Act as in effect on the Issue Date of the Senior Notes and (ii) any other Subsidiary of the Obligor that holds any Principal Property, in the case of each of the foregoing clauses (i) and (ii), excluding any Subsidiary that is not organized under the laws of any state of the United States of America or any Subsidiary thereof.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” has the meaning specified in Section 2.13.

“Second Supplemental Indenture” means this Second Supplemental Indenture, as amended or supplemented from time to time.

 “Senior Notes” has the meaning assigned in the Recitals.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Obligor in accordance with the following two paragraphs:

•
The Treasury Rate shall be determined by the Obligor after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Obligor shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

•
If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Obligor shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Obligor shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Obligor shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The calculation of the Treasury Rate shall not be the duty or obligation of the Trustee.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II

TERMS OF THE NOTES

SECTION 2.1
Title. The Senior Notes shall constitute a series of Notes having the title “5.250% Senior Notes due 2032” and shall be in the form attached as Exhibit A.

SECTION 2.2
Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under this Second Supplemental Indenture shall be unlimited; provided that the Obligor complies with the provisions of this Second Supplemental Indenture.

SECTION 2.3
Maturity. The entire outstanding principal amount of the Senior Notes shall be payable on June 1, 2032.

SECTION 2.4
Interest. The Senior Notes shall accrue interest at a rate of 5.250% per year. Interest shall accrue on the Senior Notes from the most recent Interest Payment Date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the Issue Date of the Senior Notes), payable semiannually in arrears on June 1 and December 1 of each year. The Record Dates for payment of interest shall be May 15 and November 15 of each year (whether or not a Business Day).

SECTION 2.5
Place of Payment. The place where the principal of (and premium, if any) and interest, if any, with respect to the Senior Notes shall be payable shall be the Corporate Trust Office.

SECTION 2.6
Optional Redemption

(a)
If the Obligor elects to redeem the Senior Notes pursuant to the optional redemption provisions of Section 2.6(j), it shall provide adequate notice to the Trustee and it shall furnish an (i) Officer’s Certificate setting forth (1) the Redemption Date, (2) the principal amount to be redeemed, and (3) the CUSIP and/or ISIN numbers of the Senior Notes and (ii) Opinion of Counsel to the Trustee.

(b)
In the case of a partial redemption, selection of the Senior Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Senior Notes of a principal amount of $2,000 or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to the Senior Note shall state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of the Senior Note shall be issued in the name of the Holder of the Senior Note upon surrender for cancellation of the original Senior Note. For so long as the Senior Notes are held by DTC (or another depositary), the redemption of the Senior Notes shall be done in accordance with the policies and procedures of the Depositary.

(c)
In the case of a partial redemption, the Trustee shall promptly notify the Obligor in writing of the Senior Notes selected for redemption and the principal amount thereof to be redeemed of each Senior Note if not in global form.

(d)
Any notice of redemption may, at the Obligor’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of Indebtedness or an acquisition or other strategic transaction involving a change of control in the Obligor or another entity). If such redemption or notice is subject to the satisfaction of one or more conditions precedent, the Obligor may, in its discretion, delay the Redemption Date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed.

(e)
For all purposes of this Second Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Senior Notes shall relate, in the case of any Senior Note redeemed or to be redeemed only in part, to the portion of the principal of such Senior Note which has been or is to be redeemed.

(f)
Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Senior Notes to be redeemed. All notices of redemption shall state:

(i)
the Redemption Date;

(ii)
the Redemption Price, or if not then ascertainable, the manner of calculating the Redemption Price;

(iii)
if fewer than all Outstanding Senior Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Senior Notes to be redeemed from the Holder to whom the notice is given and that on and after the Redemption Date, upon surrender of such Senior Note, a new Senior Note or Senior Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in accordance with Section 2.6(i);

(iv)
that on the Redemption Date the Redemption Price shall become due and payable upon each Senior Note called for redemption, and that interest, if any, thereon shall cease to accrue from and after said date;

(v)
the place where Senior Notes called for redemption are to be surrendered for payment of the Redemption Price, which shall be the office or agency maintained by the Obligor pursuant to Section 9.02 of the Base Indenture;

(vi)
the name and address of the Paying Agent;

(vii)
that the Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(viii)
any condition precedent to the redemption and related information as required by Section 2.6(d); and

(ix)
the CUSIP and/or ISIN number, and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Senior Notes.

Notice of redemption of Senior Notes shall be given by the Obligor or, at the Obligor’s request, by the Trustee in the name and at the expense of the Obligor.

(g)
On or prior to 10 a.m., New York City time, on any Redemption Date, the Obligor shall deposit with the Trustee or with a Paying Agent (or, if the Obligor is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.03 of the Base Indenture) an amount of money sufficient to pay the Redemption Price of all the Senior Notes which are to be redeemed on that date.

(h)
Notice of redemption having been given as aforesaid, the Senior Notes (or portions thereof) so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price specified in such notice, and on and after the Redemption Date (unless the Obligor shall default in the payment of the Redemption Price) interest shall cease to accrue on the Senior Notes or portions thereof called for redemption. Upon surrender of such Senior Notes for redemption in accordance with the notice of redemption, the Redemption Price shall be paid by the Obligor to the Holders of such Senior Notes registered as such on the relevant Record Date according to the terms and the provisions of Section 2.06 of the Base Indenture. If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor by the Senior Note.

(i)
Any Senior Note that is to be redeemed only in part and is not a Global Note redeemed pursuant to the Depository’s applicable procedures shall be surrendered at the office or agency maintained by the Obligor pursuant to Section 9.02 of the Base Indenture (with, if the Obligor or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Obligor and the Trustee duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing) and the Obligor shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge and at the expense of the Obligor, a new Senior Note or Senior Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Senior Note so surrendered.

(j)
Prior to the Par Call Date, the Obligor may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)
(a) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the Redemption Date; and

(ii)
100% of the principal amount of the Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Obligor may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date. The price (including any premium and interest) at which any Senior Notes may be redeemed pursuant to this Section 2.6(j) shall be referred to as the “Redemption Price.” The Obligor’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Any redemption pursuant to this Section 2.6(j) shall be made pursuant to the provisions of Section 2.6(a) through (i).

SECTION 2.7
Change of Control Repurchase.

(a)
If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem the Senior Notes as set forth in Section 2.6, the Obligor shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but excluding, the date of repurchase.

(b)
Within 30 days following any Change of Control Repurchase Event or, at the option of the Obligor, prior to any Change of Control, but after the public announcement of the Change of Control, the Obligor shall mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes, sent electronically). The notice shall, if mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes, sent electronically) prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)
The Obligor shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.7, the Obligor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.7 by virtue of compliance with such securities laws or regulations.

(d)
On the repurchase date following a Change of Control Repurchase Event, the Obligor shall, to the extent lawful:

(i)
accept for payment all the Senior Notes or portions of the Senior Notes properly tendered pursuant to its offer;

(ii)
deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii)
deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Obligor.

(e)
In the event that portions of the Senior Notes are properly tendered pursuant to the Obligor’s offer and the Obligor complies with the requirements of Section 2.7(d), the Paying Agent shall promptly pay to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f)
The Obligor shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Obligor and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g)
Should the Obligor choose to exercise its rights under Section 3.02 of the Base Indenture, it shall no longer be obligated to make an offer to repurchase the Senior Notes following a Change of Control Repurchase Event.

SECTION 2.8
Issue Date. The Issue Date of the Senior Notes is March 11, 2025; provided that additional Notes, if any, will have a different Issue Date.

SECTION 2.9
Issue Price. The issue price of the Senior Notes is 99.581% of the aggregate principal amount of the Senior Notes; provided that additional Notes, if any, may have a different issue price.

SECTION 2.10
Definitive and Global Notes. The Senior Notes are issuable in whole or in part in the form of Global Notes and the Depositary for such Global Notes shall be DTC.

SECTION 2.11
Denomination. The Senior Notes shall be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.12
Limitation on Liens. The Obligor will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any lien on any Principal Property or Intellectual Property or upon the capital stock of any Restricted Subsidiary to secure any Indebtedness of the Obligor or any Restricted Subsidiary without securing the Senior Notes equally and ratably with such Indebtedness for so long as such Indebtedness shall be so secured, subject to certain exceptions. The foregoing shall not apply to:

(1)
liens existing on March 4, 2025;

(2)
liens on assets or property of a Person at the time it becomes a Subsidiary or is merged with, amalgamated with or consolidated into the Obligor or a Restricted Subsidiary securing only Indebtedness of such Person; provided such Indebtedness was not incurred in connection with such Person or entity becoming a Subsidiary or such merger, amalgamation or consolidation and such liens do not extend to any assets other than those of the Person becoming a Subsidiary (and such Person’s Subsidiaries, as applicable);

(3)
liens existing on assets or property created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets or property to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets or property;

(4)
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such lien is limited to all or part of the property which secured (or after-acquired property which was required to secure) the lien extended, renewed or replaced, the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

(5)
liens in favor of only the Obligor or one or more Subsidiaries granted by the Obligor or a Subsidiary to secure any obligations owed to the Obligor or a Subsidiary of the Obligor;

(6)
liens in favor of the Trustee granted in accordance with the Base Indenture;

(7)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(8)
liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Obligor or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

(9)
liens on cash or securing hedging obligations not entered into for speculative purposes and letters of credit entered into in the ordinary course of business;

(10)
liens that are contractual rights of set-off;

(11)
pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Obligor or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(12)
pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Obligor or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(13)
liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which the Obligor or any Restricted Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and

(14)
liens otherwise prohibited by this Section 2.12, securing Indebtedness which, together with the value of Attributable Debt incurred in Sale and Leaseback Transactions permitted under Section 2.13 below, do not exceed the greater of (i) 10% of Consolidated Total Assets measured at the date of incurrence of any such lien and (ii) $300.0 million.

SECTION 2.13
Limitation on Sale-Leaseback Transactions. The Obligor will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person pursuant to which the Obligor or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Obligor or the Restricted Subsidiary to such Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if the Obligor or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a lien on such property to be leased (without equally and ratably securing the outstanding Senior Notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “Attributable Debt”). The foregoing shall not apply to:

(a)
temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(b)
leases between only the Obligor and a Subsidiary of the Obligor or only between Subsidiaries of the Obligor;

(c)
leases where the Obligor applies within 365 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term secured Indebtedness; or, if the Obligor has no long-term secured Indebtedness outstanding, long-term Indebtedness that is pari passu with the Senior Notes, or (ii) the purchase of additional property or assets; and

(d)
leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

SECTION 2.14
Amendments to the Base Indenture.

The following amendments and supplements to and/or restatements of the Base Indenture shall be applicable only with respect to the Senior Notes issued hereunder, and shall not apply to any other series of Notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Notes specifically incorporates such amendments and supplements:

(a)
Sub-clause (b) of the first paragraph of Section 3.02 of the Base Indenture is hereby amended and restated in its entirety as follows (new text is bolded):

“At the Obligor’s option, either (a) the Obligor shall be deemed to have been Discharged (as defined below) from its obligations with respect to the Notes of any series (“Legal Defeasance”) and/or (b) the Obligor shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 4.01(3) and 9.05 and Sections 2.7, 2.12 and 2.13 of the Second Supplemental Indenture between the Obligor and the Trustee, dated March 11, 2025 (the “Second Supplemental Indenture”) (and any other Sections, covenants or Events of Default applicable to such Notes that are determined pursuant to Section 2.01 to be subject to this provision) with respect to the Notes of such series at any time after the applicable conditions set forth below have been satisfied (“Covenant Defeasance”):”

(b)
Section 3.02(1) is hereby amended and restated in its entirely as follows (new text is bolded):

“The Obligor shall have deposited or caused to be deposited irrevocably with the Trustee, as trust funds, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes of such series, an amount of money, in cash in U.S. dollars sufficient, or in non-callable U.S. Government Obligations, the principal of and interest on which, when due, will be sufficient, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof (to the extent such deposit consists of non-callable U.S. Government Obligations) delivered to the Trustee, to pay and discharge the entire indebtedness on the Notes of such series with respect to principal, premium, if any, and accrued and unpaid interest to the date of such deposit (in the case of Notes of any series that have become due and payable), or to the Maturity Date or Redemption Date, as the case may be;”

(c)
The last sentence of the third to last paragraph of Section 3.02 of the Base Indenture is hereby amended and restated in its entirety as follows (new text is bolded):

“If the Obligor exercises its option under Section 3.02(a), payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Obligor exercises its option under Section 3.02(b), payment of the Notes may not be accelerated because of an Event of Default specified in Section 4.01(3) and Section 4.01(7) and with respect to Section 7.01 and Section 9.05 and Sections 2.12 and 2.13 of the Second Supplemental Indenture, and the Obligor shall no longer be obligated to make an offer under Section 2.7 of the Second Supplemental Indenture upon the occurrence of a Change of Control Repurchase Event (as defined in the Second Supplemental Indenture).”

(d)
In addition to the Events of Default set forth in Section 4.01 of the Base Indenture, the Senior Notes shall include the following additional Event of Default designated as clause (8) of such Section, which shall be deemed an Event of Default under Section 4.01 of the Base Indenture:

“(8) a failure by the Obligor to repurchase Senior Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event (as defined in the Second Supplemental Indenture) in conformity with Section 2.7 of the Second Supplemental Indenture.”

(e)
In addition to the actions that may be taken without the consent of Holders, the Senior Notes shall include the following clause (12) to Section 8.01 of the Base Indenture:

“(12) to conform the Indenture to the section entitled “Description of Notes” in the prospectus supplement dated March 4, 2025 relating to the Senior Notes.”

(f)
Section 8.02(4) of the Base Indenture is hereby amended and restated in its entirety as follows (new text is bolded):

“(4) reduce the Redemption Price or the repurchase price of any Senior Note, change the date on which any Senior Note is subject to redemption or repurchase or add redemption provisions to the Senior Notes;”.

SECTION 2.15
Counterparts. This Second Supplemental Indenture and the Senior Notes shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code of the State of New York (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature of this Second Supplemental Indenture or the Senior Notes shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.

[Remainder of page intentionally left blank; Signatures follow]

VERISIGN, INC.
By:
	Name:	George E. Kilguss, III
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
	Name:	Michael W. McGuire
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Senior Note

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE OBLIGOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.	$

5.250% Senior Notes due 2032

CUSIP No.
ISIN No.

VERISIGN, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on June 1, 2032.

Interest Payment Dates: June 1 and December 1, commencing            .

Record Dates: May 15 and November 15.

Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

VERISIGN, INC.
By:
Name: Title:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of
the Senior Notes referred
to in the Second Supplemental Indenture.

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

5.250% Senior Notes due 2032

1.	Interest

VERISIGN, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Obligor”), promises to pay interest on the principal amount of this Senior Note at the rate per annum shown above. The Obligor shall pay interest semiannually on June 1 and December 1 of each year, commencing. The Record Dates for payment of interest shall be May 15 and November 15 of each year (whether or not a Business Day). Interest on this Senior Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from    until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Obligor shall pay interest on this Senior Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this Senior Note to a Paying Agent to collect principal payments. Payments in respect of this Senior Note represented by a Global Note (including principal, premium, if any, and interest) shall be made in immediately available funds to DTC or its nominees, as the case may be, as the Holder of such Global Note. The Obligor shall make all payments in respect of any certificated Senior Note in definitive form (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Obligor, payment of interest may be made by mailing a check to the registered address of each Holder thereof or, upon request of a Holder of at least $1,000,000 aggregate principal amount of Senior Notes, by wire transfer to an account located in the United States by the payee.

3.	Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association (the “Trustee”), shall act as Paying Agent and Registrar. The Obligor may act as Paying Agent.

4.	Indenture

The Obligor issued this Senior Note under an Indenture dated as of June 8, 2021 (the “Base Indenture”), between the Obligor and the Trustee, as supplemented by the Second Supplemental Indenture, dated as of March 11, 2025 (the “Second Supplemental Indenture”; and the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”). The terms of this Senior Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Senior Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. In the event of a conflict between any provision of this Senior Note and the Indenture, the Indenture shall govern such provision.

This Senior Note is a senior unsecured obligation of the Obligor of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Obligor and any Restricted Subsidiary to, among other things, create or incur Liens and enter into certain Sale-Leaseback Transactions. The Indenture also imposes limitations on the ability of the Obligor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

5.	Optional Redemption

Prior to April 1, 2032 (two months prior to the Maturity Date of the Senior Notes) (the “Par Call Date”), the Obligor may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)
(a) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the Redemption Date; and

(ii)
100% of the principal amount of the Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Obligor may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

6.	Sinking Fund

This Senior Note is not subject to any sinking fund.

7.	Notice of Redemption

If the Obligor elects to redeem this Senior Note, it shall provide adequate notice to the Trustee and it shall furnish an (i) Officer’s Certificate setting forth (1) the Redemption Date, (2) the principal amount to be redeemed, and (3) the CUSIP and/or ISIN numbers of the Senior Notes and (ii) Opinion of Counsel to the Trustee.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each such Holder of Senior Notes to be redeemed at such Holder’s last address appearing in the Senior Note Register.

Any notice of redemption may, at the Obligor’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of Indebtedness or an acquisition or other strategic transaction involving a change of control in the Obligor or another entity). If such redemption or notice is subject to the satisfaction of one or more conditions precedent, the Obligor may, in its discretion, delay the Redemption Date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed.

8.	Repurchase of this Senior Note at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem this Senior Note as described in the Indenture, the Obligor will be required to make an offer to each Holder of this Senior Note to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of the applicable percentage of this Senior Note at a repurchase price in cash equal to 101% of the aggregate principal amount of such percentage of this Senior Note plus any accrued and unpaid interest on this Senior Note repurchased to, but excluding, the date of repurchase, as provided in, and subject to the terms of, the Indenture.

9.	Denominations; Transfer; Exchange

Senior Notes may be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this Senior Note in accordance with the Indenture. Upon any transfer or exchange, the Obligor and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Obligor need not register the transfer of or exchange this Senior Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed) or to transfer or exchange this Senior Note for a period of 10 days prior to mailing or providing a notice of redemption of Senior Notes to be redeemed.

10.	Persons Deemed Owners

With certain exceptions, the registered Holder of this Senior Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Obligor at its request. After any such payment, Holders entitled to the money must look to the Obligor for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12.	Discharge and Defeasance

Subject to certain conditions, the Obligor at any time may terminate some of or all its obligations under this Senior Note and the Indenture if the Obligor deposits with the Trustee U.S. dollars or non-callable U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, this Senior Note to redemption or maturity, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any Senior Notes, the Obligor and the Trustee may amend the Indenture: (i) to evidence the succession of another Person to the Obligor and the assumption by any such successor of the covenants of the Obligor under the Indenture and the Senior Notes; (ii) to add to the covenants of the Obligor for the benefit of Holders of the Senior Notes or to surrender any right or power conferred upon the Obligor; (iii) to add any additional events of default for the benefit of Holders of the Senior Notes; (iv) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Senior Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Senior Notes in uncertificated form; (v) to secure the Senior Notes or add guarantees with respect to the Senior Notes; (vi) to add or appoint a successor or separate Trustee; (vii) to cure any ambiguity, defect or inconsistency; provided that the interests of the Holders of the Senior Notes are not adversely affected in any material respect; (viii) to supplement any of the provisions of the Indenture as necessary to permit or facilitate the defeasance and discharge of Senior Notes; provided that the interests of the Holders of the Senior Notes are not adversely affected in any material respect; (ix) to make any other change that would not adversely affect the Holders of the Senior Notes; (x) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the Indenture or any supplemental Indenture under the TIA; (xi) to conform the Indenture to the section entitled “Description of Notes” in the prospectus supplement dated March 11, 2025 relating to the Senior Notes; and (xii) to reflect the issuance of additional Senior Notes as permitted by Section 2.01 and Section 2.02 of the Base Indenture.

14.	Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Obligor) with respect to this Senior Note occurs and is continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes may declare the principal of all Outstanding Senior Notes, and the interest to the date of acceleration, if any, accrued thereon, to be immediately due and payable by notice in writing to the Obligor (and to the Trustee if given by Holders) specifying the Event of Default. If an Event of Default relating to a merger or certain events of bankruptcy, insolvency or reorganization of the Obligor occurs, then the principal amount of all the Senior Notes then Outstanding and interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Senior Notes, to the fullest extent permitted by applicable law.

Under certain circumstances, the Holders of a majority in principal amount of the Outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

No Holder of this Senior Note may institute any action, unless and until: (i) such Holder has given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders has or have offered the Trustee such reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes.

15.	Trustee Dealings with the Obligor

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Senior Note and may otherwise deal with the Obligor with the same rights it would have if it were not Trustee.

16.	Authentication; Counterparts

This Senior Note shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code of the State of New York, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature of this Senior Note shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Senior Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.

17.	Governing Law

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18.	CUSIP and ISIN Numbers

The Obligor has caused CUSIP and ISIN numbers to be printed on this Senior Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Senior Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $                       . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee